Exhibit 99.1

CONTACTS:

Brian Schwartz Executive Managing Director bschwartz@higcapital.com Media: Wendy Matheny Senior Marketing Manager wmatheny@higcapital.com

H.I.G. Capital
1001 Brickell Bay Drive
Miami, FL 33131
P. 305.379.2322
FOR IMMEDIATE RELEASE
H.I.G. Capital Closes Acquisition of Allion Healthcare
Going-Private Transaction of Leading Healthcare Provider Approved by Stockholders
MIAMI — January 13, 2010 — H.I.G. Capital, LLC, a leading global private equity firm, today announced that an affiliate has closed its previously announced acquisition of Allion Healthcare, Inc. (NASDAQ: ALLI). Based in Melville, New York, Allion Healthcare is a leading national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients as well as specialized biopharmaceutical medications and services to chronically ill patients. With over $400 million in revenue, Allion provides critical pharmaceuticals and services to its customers through its network of 17 locations across the country.
Pursuant to the definitive merger agreement between affiliates of H.I.G. Capital and Allion Healthcare, signed on October 18, 2009, stockholders are entitled to receive $6.60 per share in cash. The going-private transaction was approved at the stockholders meeting held on January 11, 2010. The transaction values Allion at approximately $278 million.
Kirkland & Ellis LLP and McDermott Will & Emery LLP (providing regulatory advice) served as legal counsel to H.I.G. and Alston & Bird LLP served as legal counsel to Allion. Raymond James & Associates, Inc. served as financial advisor to the Allion Board of Directors.
About Allion Healthcare
Allion Healthcare, Inc. is a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients as well as specialized biopharmaceutical medications and services to chronically ill patients. Allion Healthcare sells HIV/AIDS medications, ancillary drugs and nutritional supplies under the trade name MOMS Pharmacy. Allion Healthcare provides services for the intravenous immunoglobulin, Blood Clotting Factor and other therapies through its Biomed America division. Allion Healthcare works closely with physicians, nurses, clinics, AIDS Service Organizations, and with government and private payors to improve clinical outcomes and reduce treatment costs. For more information, please refer to the Allion website at www.allionhealthcare.com.

About H.I.G. Capital
H.I.G. Capital is a leading global private equity investment firm with more than $7.5 billion of equity capital under management. Based in Miami, and with offices in San Francisco, Atlanta, Boston, and New York in the U.S., as well as affiliate offices in London, Hamburg and Paris in Europe, H.I.G. specializes in providing capital to small and medium-sized companies with attractive growth potential. H.I.G. invests in management-led buyouts and recapitalizations of profitable and well managed service or manufacturing businesses. H.I.G. also has extensive experience with financial restructurings and operational turnarounds. Since its founding, H.I.G. has invested in and managed more than 200 companies worldwide. The firm’s current portfolio includes companies with combined revenues in excess of $8 billion. For more information, please refer to the H.I.G. website at www.higcapital.com.